Exhibit 107
Calculation of Filing Fee Tables
Form S-8
(Form Type)
Burke & Herbert Financial Services Corp.
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities
Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit(1)	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common Stock, 0.50 par value	Other	71,593	$67.63	$4,841,834.59	0.0001381	$668.66
Total Offering Amounts					4,841,834.59		668.66
Total Fee Offsets							—
Net Fee Due							$668.66
1)(A) On December 18, 2025, Burke & Herbert Financial Services Corp. (“BHRB” or the “Registrant”) entered into an Agreement and Plan of Merger (the “Merger Agreement”) with LINKBANCORP, Inc. (“LNKB”). On May 1, 2026, (the “Effective Time”), BHRB completed the acquisition of LNKB pursuant to the Merger Agreement. The amount registered represents 71,593 shares of the common stock, par value $0.50, of BHRB (the “BHRB Common Stock”), which may be issuable in respect of (i) 25,178 shares of BHRB Common Stock which may be issuable upon the vesting and settlement of certain stock options awards granted under the LINKBANCORP, Inc. 2022 Equity Incentive Plan (the “LNKB 2022 Plan”), (ii) 44,415 shares of BHRB Common Stock which may be issuable upon the vesting and settlement of certain stock options granted under the LINKBANCORP, Inc. 2019 Equity Incentive Plan (the “LNKB 2019 Plan”), and (iii) 2,000 shares of BHRB Common Stock which may be issuable pursuant to the vesting and settlement of certain stock options granted under the Virginia Partners Bank 2015 Incentive Stock Option Plan (the “VPB 2015 Plan” and together with the LNKB 2022 Plan and the LNKB 2019 Plan, the “Plans”). Each of the Plans were assumed by BHRB and converted into corresponding equity awards of the Registrant in connection with the Merger Agreement. The proposed maximum offering price per share and proposed maximum aggregate offering price for the shares of the BHRB Common Stock covered by this Registration Statement have been estimated in accordance with Rules 457(h) under the Securities Act of 1933, as amended (the “Securities Act”), solely for the purpose of calculating the registration fee. The price of $67.63 per share represents the weighted-

average exercise prices of stock option awards outstanding under the Plans, as adjusted pursuant to the Merger Agreement by dividing the exercise price of such options immediately prior to the effective time by the Exchange Ratio.
(B) Pursuant to Rule 416 under the Securities Act, this Registration Statement shall also cover an indeterminate number of additional shares of BHRB Common Stock that may become issuable by reason of any stock dividend, stock split, recapitalization, or other similar transaction that results in an increase in the number of outstanding shares of BHRB Common Stock.

Table 2: Fee Offset Claims and Sources	N/A